Exhibit 99.02
Shanda Games Limited
No. 1 Office Building
No. 690 Bibo Road, Pudong New Area
Shanghai, 201203
People’s Republic of China
September 3, 2009
Dear Sirs:
We are qualified lawyers of the People’s Republic of China (the “PRC”) and are qualified to issue an opinion on the laws and regulations of the PRC.
We are acting as PRC counsel for Shanda Games Limited (the “Company”), a company incorporated under the laws of the Cayman Islands, in connection with (i) the Company’s Registration Statement on Form F-1, including all amendments or supplements thereto (the “Registration Statement”), originally filed with Securities and Exchange Commission under the U.S. Securities Act of 1933, as amended, on September 3, 2009, relating to the offering by the Company and certain selling shareholders of the Company a certain number of American Depositary Receipts (“ADRs”), each of which represents one or more Class A ordinary shares, par value US$ 0.01 per share, of the Company; and (ii) the Company’s proposed listing and offering of its ADRs on the Nasdaq Global Market (collectively, the “Offering”).
In rendering this opinion we have examined originals or copies, certified or otherwise identified to our satisfaction, of all such documents provided to us by the Company and such other documents, corporate records, certificates issued by governmental authorities in the PRC and officers of the Company and other instruments as we have deemed necessary or advisable for the purposes of rendering this opinion.
For the purpose of providing this opinion, save as expressly mentioned in this legal opinion, we have assumed:
(i) the genuineness of all signatures, authenticity of each document submitted to us as an original, that each signature on behalf of a party thereto is that of a person duly authorized to execute the same, the conformity with the originals of all documents provided to us as copies thereof and of the correctness of all facts and information stated or given in such documents;
(ii) that the document as they were presented to us up to the date of this legal opinion and that none of the documents have been revoked, amended, varied or supplemented;
(iii) that the factual information provided by the Company is true and correct;
(iv) the execution and delivery of such documents and their terms and conditions fully reflect the genuine and complete intention of all parties thereto acting in good faith;
(v) each party to such documents, except for those otherwise specifically confirmed by this opinion, has the capacity, necessary power, authority and legal right to enter into, and has duly authorized, executed and delivered, such documents, to which it is a party;
(vi) all the approval authorities mentioned in such documents have the power or due authorization to approve the relevant matters on which it has delivered the approvals, permits, licenses or certificates as the case may be; and
(vii) each of such documents which are governed by the laws of any jurisdiction other than PRC is legal, valid and enforceable in any aspects under the respective governing law.
The following terms as used in this opinion are defined as follows:
“Group Companies” means the Company, Shanda Games (HK) and PRC Group Companies.
“Governmental Agency” means any national, provincial or local government agency, body or any other regulator in the PRC.
“Governmental Authorizations” means licenses, consents, authorizations, sanctions, permissions, declarations, approvals, orders, registrations, clearances, annual inspections, waivers, qualifications, certificates and permits from, and the reports to and filings with, PRC Government Agencies.
“Material Adverse Effect” means a material adverse effect on the general affairs, management, condition (financial or otherwise), results of operations, shareholder equity or business prospects of the Company, its subsidiaries and variable interest company, taken as a whole.
“PRC Group Companies” means Shengqu, Shengji, Shanghai Shulong and Shulong Subsidiaries.
“PRC Laws” means all laws, statutes, regulations, orders, decrees, notices, circulars and judicial interpretations of the PRC.
“Registration Statement” means the Company’s registration statement on Form 1 as filed with the U.S. Securities & Exchange Commission on September 3, 2009, including all amendments or supplements thereto.

“Restructuring Agreements” means the agreements described under the caption “Our Relationship with Shanda Following the Reorganization” in the section “Our Relationship with Shanda” in the Registration Statement which are listed in Schedule I.
“Shanda Computer” means Shanda Computer (Shanghai) Co., Ltd.
“Shanda Games (HK)” means Shanda Games Holdings (HK) Limited.
“Shanda Networking” means Shanghai Shanda Networking Co., Ltd.
“Shanda Networking Subsidiaries” means subsidiaries of Shanda Networking, which are Nanjing Shanda Networking Co., Ltd. and Shanghai Shengfutong Electronic Business Co., Ltd.
“Shanghai Shulong” means Shanghai Shulong Technology Co., Ltd.
“Shengji” means Shengji Information Technology (Shanghai) Co., Ltd.
“Shengqu” means Shengqu Information (Shanghai) Technology Co., Ltd.
“Shulong Subsidiaries” means subsidiaries of Shanghai Shulong, which are Shanghai Shulong Computer Technology Co., Ltd., Nanjing Shulong Computer Technology Co., Ltd. and, Chengdu Aurora Technology Development Co., Ltd. and Chengdu Simo Technology Co., Ltd.
“VIE Agreements” means the agreements described under the caption “Our Corporate Structure Following the Reorganization” in the section “Our History and Corporate Structure” in the Registration Statement which are listed in Schedule II.
Based on the foregoing, we are of the opinion that:
1. Incorporation of Shenqu. Shengqu has been duly incorporated and is validly existing as a wholly foreign-owned enterprise with limited liability under the PRC Laws and its business license is in full force and effect and has been duly qualified as a foreign invested enterprise. The total registered capital of Shengqu is US$ 6,000,000, all of which has been fully paid in accordance with the relevant PRC Laws and its articles of association. All of the equity interests in Shengqu are legally owned by Shanda Games (HK), and, to the best of our knowledge after due inquiry, such equity interests are free and clear of all liens, encumbrances, security interest, mortgage, pledge, equities or claims or any third-party right. All Government Authorizations required under PRC Laws for the ownership by Shanda Games (HK) of its equity interests in Shengqu have been duly obtained. The articles of association of Shengqu comply with the requirements of applicable PRC Laws and are in full force and effect.
2. Incorporation of Shengji. Shengji has been duly incorporated and is validly existing as a wholly foreign-owned enterprise with limited liability under the PRC Laws and its business license is in full force and effect and has been duly qualified as a foreign invested enterprise. The total registered capital of Shengji is US$ 2,000,000, which has not been contributed as Shengji was newly established on August 7, 2009. In accordance with the relevant PRC Laws and its articles of association, 20% of Shengji’s registered capital shall be paid within three months upon the issuance date of its business license and the remaining capital shall be paid in full within two years. All of the equity interests in Shengji are legally owned by Shanda Games (HK), and, to the best of our knowledge after due inquiry, such equity interests are free and clear of all liens, encumbrances, security interest, mortgage, pledge, equities or claims or any third-party right. All Government Authorizations required under PRC Laws for the ownership by Shanda Games (HK) of its equity interests in Shengji have been duly obtained. The articles of association of Shengji comply with the requirements of applicable PRC Laws and are in full force and effect.
3. Incorporation of Shulong Entities. Each of Shanghai Shulong and the Shulong Subsidiaries has been duly incorporated and is validly existing as a limited liability company under the PRC Laws and its business license is in full force and effect. The total registered capital of Shanghai Shulong is RMB 10,000,000, all of which has been fully paid in accordance with the relevant PRC Laws and its articles of association. All of the equity interests in Shanghai Shulong are legally owned as to 48.6% by Dongxu Wang and as to 51.4% by Yingfeng Zhang, and, to the

best of our knowledge after due inquiry, such equity interests are free and clear of all liens, encumbrances, security interest, mortgage, pledge, equities or claims or any third-party right except for the Equity Pledge Agreements entered into between Shengqu and Dongxu Wang, Yingfeng Zhang respectively dated July 1, 2008 and the Equity Disposition Agreement among Shanghai Shulong, Shengqu, Dongxu Wang and Yingfeng Zhang dated July 1, 2008, in each case as disclosed in the Registration Statement. All Government Authorizations required under PRC Laws for the ownership by Dongxu Wang and Yingfeng Zhang of their respective equity interests in Shanghai Shulong have been duly obtained. The articles of association of Shanghai Shulong comply with the requirements of applicable PRC Laws and are in full force and effect; Shanghai Shulong owns 100% of the equity interests of its subsidiaries and, to the best of our knowledge after due inquiry, such equity interests are free and clear of all liens, encumbrances, security interest, mortgage, pledge, equities or claims or any third-party right; all of the authorized registered capitals of Shanghai Shulong and each of its subsidiaries have been paid up as the date hereof; Shanghai Shulong and each of their subsidiaries has full power and authority (corporate and other) and, except as disclosed in the Registration Statement, has all consents, approvals, authorizations, orders, registrations, clearances and qualifications of or with any court, governmental agency or body having jurisdiction over it or any of its subsidiaries or any of its properties required for the ownership or lease of property by it and the conduct of its business and has the legal right and authority to own, use, lease and operate its assets and to conduct its business in the manner presently conducted and as described in the Registration Statement.
4. Corporate Matters. Except as disclosed in the Registration Statement, each of the PRC Group Companies has full corporate right, power and authority and has all necessary Governmental Authorizations of and from, and has made all necessary declarations and filings with, all Governmental Agencies to own, lease, license and use its properties, assets and conduct its business in the manner described in the Registration Statement and such Governmental Authorizations contain no burdensome restrictions or conditions. Nothing has come to our attention that makes us to reasonably believe that any regulatory body is considering modifying, suspending or revoking, or not renewing, any such Governmental Authorizations. Except as disclosed in the Registration Statement, each of the PRC Group Companies conducts its business in accordance with, and is not in violation of, its articles of association, business license, Governmental Authorizations or any PRC Laws to which it is subject or by which it is bound.
5. Corporate Structure and Restructuring. The ownership structure of the PRC Group Companies and contractual relations set forth in the Registration Statement comply with, and immediately after the Offering will comply with, current PRC Laws. The transactions conducted in the PRC involving the PRC Group Companies or the shareholders of Shanghai Shulong relating to the establishment of such ownership structure as described in the Section “Our History and Corporate Structure” and the transactions conducted in the PRC involving the PRC Group Companies, the shareholders of Shanghai Shulong and Shanda Networking described in “Our Relationship With Shanda” in the Registration Statement comply with, and immediately after the Offering will comply with, current PRC Laws. Except as disclosed in the Registration Statement, all consents, approvals, authorizations, orders, registrations, qualifications and licenses required under PRC Laws in connection with the ownership structure and contractual relations have been made or unconditionally obtained in writing; and no such consent, approval, authorization, order, registration or qualification has been withdrawn or is subject to any condition precedent which has not been fulfilled or performed.
6. Validity of Structure Contracts. Each of the PRC Group Companies and the shareholders of Shanghai Shulong has the legal right and full power and authority to enter into and perform its obligations under each of the VIE Agreements to which it is a party. Each of the PRC Group Companies has taken all necessary corporate action to authorize the execution, delivery and performance of, and has authorized, executed and delivered, each of the VIE Agreements to which it is a party; and each of the VIE Agreements is, and all the VIE Agreements taken as a whole are, valid and legally binding to each party of such agreements under the PRC Laws, and enforceable in accordance with its terms, subject, as to enforceability, to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.
7. No Violation of Structure Contracts. Except as disclosed in the Registration Statement, each of the VIE Agreements does not and the execution and delivery thereof by the PRC Group Companies and the shareholders of Shanghai Shulong, the performance by each of the PRC Group Companies and the shareholders of Shanghai Shulong of its obligations thereunder, and the consummation by each of the PRC Group Companies and the shareholders of Shanghai Shulong of the transactions contemplated therein, will not (A) to the best of our knowledge after due inquiry, conflict with or result in a material breach or violation of any terms or provisions of, or constitute a default under, any indenture, mortgage, deed of trust, loan agreement or other agreement or instrument governed by the PRC Laws to which any of the PRC Group Companies or the shareholders of Shanghai Shulong is a party or by which or to which any of such entities or individuals, or their respective properties or assets, is bound or subject; (B) result in any violation of the provisions of its articles of association or business license or any Governmental Authorization, as applicable; or (C) result in any violation of any PRC Laws. No Governmental Authorizations are required to be obtained for the performance by any of the parties thereto of their obligations or for the transactions contemplated under the VIE Agreements (except for the equity interest purchase rights agreements and equity pledge agreements described in the Registration Statement) other than those already obtained.
8. Validity of Restructuring Contracts. Each of the PRC Group Companies, Shanda Networking and Shada Computer has the legal right and full power and authority to enter into and perform its obligations under each of the Restructuring Agreements to which it is a party. Each of the Restructuring Agreements was duly authorized, executed and delivered by the PRC Group Companies, Shanda Networking and Shanda Computer, constitutes legal, valid and binding obligations of the PRC Group Companies, Shanda Networking and Shanda Computer, and is enforceable against each PRC Group Company, Shanda Networking and Shanda Computer in accordance with its terms. All required filings and registrations in respect of the Restructuring Agreements with any Governmental Agency have been performed to ensure their legality, validity or enforceability to the PRC Group Companies, Shanda Networking and Shanda Computer. Each of the Restructuring Agreements is in proper legal form under the Laws of the PRC for the enforcement thereof against each of the PRC Group Companies, Shanda Networking and Shanda Computer, as the case may be, in the PRC without further action by any of the PRC Group Companies, Shanda Networking and Shanda Computer; and to ensure the legality, validity, enforceability or admissibility in evidence of each of the Restructuring Agreements in the PRC, except for any filing or registration which has already been completed, it is not necessary that any such document be filed or recorded with any court or other authority in the PRC or that any stamp or similar tax be paid on or in respect of any of the Restructuring Agreements. Each of the Restructuring Agreements does not, and the execution and delivery thereof by the PRC Group Companies, Shanda Networking and Shanda Computer, or the performance by each PRC Group Company, Shanda Networking and Shanda Computer of its obligations thereunder, or the consummation by each PRC Group Company, Shanda Networking and Shanda Computer of the transactions contemplated therein, will not (A) to the best of our knowledge after due inquiry, conflict with or result in a material breach or violation of any terms or provisions of, or constitute a default under, any indenture, mortgage, deed of trust, loan agreement or other agreement or instrument governed by the PRC Laws to which any PRC Group Company, Shanda Networking and Shanda Computer is a party or by which or to which any of the PRC Group Companies or their respective properties or assets is bound or subject; (B) result in any violation of the provisions of the articles of association or business license of any of the PRC Group Companies, Shanda Networking or Shanda Computer or any Governmental Authorization; or (C) result in any violation of any PRC Laws.
9. Leases. Each lease agreement listed in Schedule III to which any PRC Group Company is a party is duly executed and legally binding on such PRC Group Company. To the best of our knowledge after due inquiry, none of the PRC Group Companies owns any real property of any kind in the PRC.
10. Intellectual Property. Except as disclosed in the Registration Statement, each of the PRC Group Companies possesses, or has the appropriate rights to use the same, as the case may be, the registered intellectual property described in the Registration Statement. Except as disclosed in the Registration Statement, to the best of our knowledge after due inquiry, each of the PRC Group Companies owns or possesses valid licenses in full force and effect or otherwise has the legal right to use, or can acquire on reasonable terms, all patents, patent rights, inventions, copyrights, know-how (including trade secrets and other patented and/or unpatented proprietary or confidential information, systems or procedures), trademarks, service marks, trade names and domain names currently employed by it in connection with the business currently operated by it or as currently contemplated to be used by each such PRC Group Company (“Intellectual Property”), in each case, as described in the Registration Statement, except as would not cause a Material Adverse Effect. To the best of our knowledge after due inquiry, none of the PRC Group Companies (i) has received any notice of infringement of or conflict with asserted rights of others with respect to any of the Intellectual Property or (ii) is infringing, misappropriating or violating any intellectual property right of any third party; no legal or government proceedings, actions or claims have been asserted or are pending or threatened against any PRC Group Company relating to any Intellectual Property, except as would not cause a Material Adverse Effect.
11. No Taxes. Except as described in the Registration Statement, there are no PRC income tax or other taxes or duties applicable to the ADS holders unless the holder thereof is subject to such taxes in respect of the ADSs by reason of being connected with the PRC other than by reason only of the holding of the ADSs or receiving payments in connection therewith as described in the Registration Statement.
12. Dividends. Except as disclosed in the Registration Statement, all dividends and other distributions declared and payable upon the interests in Shengqu in accordance with its articles of associations and the PRC Laws may be converted into foreign currency that may be freely transferred out of the PRC subject to certain procedures, and may be so paid without the necessity of obtaining any PRC Government Authorizations.
13. Legal Proceedings. To the best of our knowledge after due inquiry and except as disclosed in the Registration Statement, there are no legal, arbitration or governmental proceedings in progress or pending in the PRC to which any of the PRC Group Companies is a party or of which any property of any of the PRC Group Companies is the subject which, if determined adversely to any of PRC Group Companies, would individually or in the aggregate have a Material Adverse Effect; and, to the best of our knowledge after due inquiry, no such proceedings are threatened or contemplated by any Governmental Agency or third party, except as would not cause a Material Adverse Effect.
14. No Sovereign Immunity. As a matter of PRC Laws, none of the Group Companies, or any of their respective properties, assets or revenues, are entitled to any right of immunity on the grounds of sovereignty or otherwise from any legal action, suit or proceeding, set-off or counterclaim, the jurisdiction of any court in the PRC, service of process, attachment prior to or in aid of execution of judgment, or other legal process or proceeding for the granting of any relief or the enforcement of any judgment.
15. Accurate Description of Laws and Documents. All matters of PRC Laws material to the ownership and operations of the Group Companies and their respective businesses are accurately disclosed in the Registration Statement in all material respects. The statements in the Registration Statement under “Summary”, “Risk Factors”, “Dividend Policy”, “Enforceability of Civil Liabilities”, “Our History and Corporate Structure”, “Our Relationship with Shanda”, “Business”, “Management’s Discussion and Analysis of Financial Condition and Results of Operations”, “Regulations”, “Related Party Transactions” and “Taxation” to the extent that they constitute matters of PRC Laws or summaries of legal matters of the PRC or legal conclusions in respect of the PRC Laws, or summarize the terms and provisions of the agreements governed by PRC Laws, are correct and accurate in all material respects, and nothing has been omitted from such statements which would make the same misleading in any material respect.
16. M&A Rules. On August 8, 2006, six PRC regulatory agencies, namely, the PRC Ministry of Commerce, the State Assets Supervision and Administration Commission, the State Administration for Taxation, the State Administration for Industry and Commerce, the China Securities Regulatory Commission (the “CSRC”), and the State Administration of Foreign Exchange, jointly adopted the Regulations on Mergers and Acquisitions of Domestic Enterprises by Foreign Investors (the “New M&A Rule”), which became effective on September 8, 2006. The New M&A Rule purports, among other things to require offshore special purpose vehicles, or SPVs, formed for overseas listing purposes through acquisitions of PRC domestic companies and controlled by PRC companies or individuals, to obtain the approval of the CSRC prior to publicly listing their securities on an overseas stock exchange. On September 21, 2006, pursuant to the New M&A Rule and other PRC Laws and regulations, the CSRC, in its official website, promulgated relevant guidance with respect to the issues of listing and trading of domestic enterprises’ securities on overseas stock exchanges, including a list of application materials with respect to the listing on overseas stock exchanges by SPVs. As disclosed in the Registration Statement, under current PRC Laws, neither CSRC approval nor any other Governmental Authorization is required in the context of the Offering, because (A) Shengqu was incorporated by a foreign owned enterprise, and there was no acquisition of the equity or assets of a “PRC domestic company” as such term is defined under the New M&A Rule; and (B) there is no provision in the New M&A Rule that clearly classifies the contractual arrangements between Shengqu and Shanghai Shulong as a kind of transaction falling under the New M&A Rule. No other Governmental Authorizations are required for the Offering.
This opinion relates to PRC Laws in effect on the date hereof and there is no assurance that any of such laws will not be changed, amended or replaced in the immediate future or in the longer term with or without retrospective effect.
This opinion is rendered only with respect to PRC Laws and we have made no investigations in any other jurisdiction and no opinion is expressed or implied as to the laws of any other jurisdiction.
We hereby consent to the use of this opinion in, and the filing hereof as an exhibit to, the above-mentioned Registration Statement and further consent to the reference of our name in the Registration Statement. In giving such consent, we do not thereby admit that we fall within the category of the person whose consent is required under Section 7 of the U.S. Securities Act of 1933, as amended, or the regulations promulgated thereunder.
Yours Sincerely,

/s/ Jade & Fountain PRC Lawyers

Jade & Fountain PRC Lawyers

Schedule I
List of Restructuring Agreements
a.	Master Separation Agreement entered into by and between Shanda Interactive Entertainment Limited and the Company dated July 1, 2008;

b.	Amended and Restated Non-Compete and Non-Solicitation Agreement entered into by and between Shanda Interactive Entertainment Limited and the Company dated July 1, 2008;

c.	Cooperation Agreement entered into by and between Shanda Networking and Nanjing Shanda Networking Co., Ltd. on the one side, and Shanghai Shulong, Shanghai Shulong Computer Technology Co., Ltd. and Nanjing Shulong Computer Technology Co., Ltd. on the other side dated July 1, 2008;

d.	Sales Agency Agreement entered into by and between Shengfutong Electronic Business Co., Ltd. on the one side, and Shanghai Shulong, Shanghai Shulong Computer Technology Co., Ltd. and Nanjing Shulong Computer Technology Co., Ltd. on the other side dated July 1, 2008;

e.	Domain Names and Trademarks License Agreement entered into by and between Shanda Computer and Shengqu dated July 1, 2008; and

f.	Deferred Revenues Transfer Agreement entered into by and among Shanda Networking, Nanjing Shanda Networking Co., Ltd. and Hangzhou Bianfeng Networking Co., Ltd. collectively as Party A, Shanghai Shulong, Shanghai Shulong Computer Technology Co., Ltd. and Nanjing Shulong Computer Technology Co., Ltd. collectively as Party B, and Shengfutong Electronic Business Co., Ltd. as Party C.
Schedule II
List of VIE Agreements
a.	Loan Agreement entered into by and among Shengqu and Dongxu Wang dated July 1, 2008;

b.	Loan Agreement entered into by and among Shengqu and Yingfeng Zhang dated July 1, 2008;

c.	Equity Entrustment Agreement entered into by and among Shengqu, Dongxu Wang and Yingfeng Zhang dated July 1, 2008;

d.	Equity Pledge Agreement entered into by and among Shengqu, Shanghai Shulong, Dongxu Wang and Yingfeng Zhang dated July 1, 2008;

e.	Equity Disposition Agreement entered into by and among Shengqu, Shanghai Shulong, Dongxu Wang and Yingfeng Zhang dated July 1, 2008;

f.	Business Operation Agreement entered into by and among Shengqu, Shanghai Shulong, Dongxu Wang and Yingfeng Zhang dated July 1, 2008;

g.	Exclusive Consulting and Service Agreement entered into by and between Shangqu and Shanghai Shulong dated July 1, 2008;

h.	Proxy issued by Dongxu Wang dated July 1, 2008; and

i.	Proxy issued by Yingfeng Zhang dated July 1, 2008.
Schedule III
List of Lease Agreements
a.	Lease Agreement entered into by and between Shengqu and Shengbi Information & Technology (Shanghai) Co., Ltd. dated March 10, 2009;

b.	Lease Agreement entered into by and between Shanghai Shulong and Shengbi Information & Technology (Shanghai) Co., Ltd. dated March 10, 2009;

c.	Lease Agreement entered into by and between Shanghai Shulong Computer Technology Co., Ltd. and Shanghai Zizhu Digital Hub Co., Ltd. dated January 28, 2009;

d.	Lease Agreement entered into by and between Nanjing Shulong Computer Technology Co., Ltd. and Nanjing High-Tec Economic Development Corporation dated June 5, 2008; and

e.	Lease Agreement entered into by and among Chengdu Aurora Technology Development Co., Ltd., Chengdu Hi-Tech Investment Group Co., Ltd. and Technology Innovation Service Center of Chengdu Hi-Tech Industry Development Zone dated July 29, 2009.

g.	Lease Agreement entered into by and between Shengji and Shanghai Zizhu Digital Hub Co., Ltd.

h.	Lease Agreement entered into by and between Chengdu Simo Technology Co., Ltd. and Ba Hua on October 14, 2008.

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